Exhibit 99.3

MAXWELL JEFFREY KORBIN II

December 31, 2002

Mr. Robert Kaufman
Chief Executive Officer and Director
VoiceFlash Networks, Inc.

Dear Mr. Kaufman:

Effective immediately, I hereby resign my position as Director of VoiceFlash Networks, Inc. (the "Company").

Among other reasons, I have come to mistrust the accuracy and completeness of the information being supplied by Management to the Board of Directors. For example, it appears that Management described the treatment of certain reserve funds which are internally referred to as "retainage" in a materially different fashion then what was later reported in the most recent 10-K of the Company.

Under the circumstance it has become impossible for me to effectively serve as a member of the Company's board of Directors.

Please take the necessary steps to update all of the corporate records of the Company both at the offices of the Company and with the Florida Department of State of Florida.

Sincerely,
/S/ MAXWELL JEFFREY KORBIN Maxwell Jeffrey Korbin